Exhibit 99.1

Catasys Announces $15 Million Public Offering

and NASDAQ Listing

Los Angeles, California – April 25, 2017: Catasys, Inc. (CATS), a provider of proprietary predictive analytics and integrated treatment solutions to health plans, today announced the pricing of an underwritten public offering of 3,125,000 shares of common stock at a public offering price of $4.80 per share. The shares of common stock have been approved to list on the Nasdaq Capital Market under the symbol “CATS” and are scheduled to begin trading on NASDAQ on April 26, 2017.

The aggregate gross proceeds to Catasys from the public offering are expected to be $15 million prior to deducting underwriting discounts, commissions and other estimated offering expenses. Catasys has granted the underwriters a 45-day option to purchase up to an additional 468,750 shares of common stock to cover over-allotments, if any. The offering is expected to close on April 28, 2017, subject to customary closing conditions.

Catasys intends to use the net proceeds from the public offering to repay certain of its outstanding convertible debentures and for working capital and general corporate purposes.

Joseph Gunnar & Co., LLC is acting as sole book-running manager for the offering.

The Securities and Exchange Commission declared effective a registration statement on Form S-1 relating to these securities on April 25, 2017. A final prospectus relating to this offering will be filed with the Securities and Exchange Commission. The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained, when available, by contacting Joseph Gunnar & Co., LLC, Prospectus Department, 30 Broad Street, 11th Floor, New York, NY 10004, telephone 212-440-9600, email: prospectus@jgunnar.com. Investors may also obtain these documents at no cost by visiting the Securities and Exchange Commission's website at http://www.sec.gov.

Before you invest, you should read the prospectus and other documents the Company has filed or will file with the Securities and Exchange Commission for more complete information about the Company and the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Catasys, Inc.:

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.